SCHEDULE A

(as of June 4, 2018)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange (Ticker)	Termination Date
Invesco Active U.S. Real Estate Fund	06/20/08	11/19/08	NYSE Arca, Inc. (PSR)	04/30/19

Invesco Balanced Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMB)	04/30/19

Invesco Conservative Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMC)	04/30/19

Invesco Government Collateral Pledge ETF	06/21/16	[ ]	The Nasdaq Stock Market LLC (PLDG)	04/30/19

Invesco Growth Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMG)	04/30/19

Invesco Moderately Conservative Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMM)	04/30/19

Invesco Multi-Strategy Alternative ETF	04/17/14	5/29/14	The Nasdaq Stock Market LLC (LALT)	04/30/19

Invesco S&P 500® Downside Hedged ETF	09/13/12	12/06/12	NYSE Arca, Inc. (PHDG)	04/30/19

Invesco Total Return Bond ETF	12/19/17	[ ]	NYSE Arca, Inc. (GTO)	04/30/19

Invesco Ultra Short Duration ETF	12/19/17	[ ]	NYSE Arca, Inc. (GSY)	04/30/19

Invesco Variable Rate Investment Grade ETF	12/17/15	9/21/16	The Nasdaq Stock Market LLC (VRIG)	04/30/19

Invesco Actively Managed Exchange-Traded Fund Trust

By:	/S/ Daniel E. Draper
Name: Daniel E. Draper
Title: President

Invesco Distributors, Inc.

By:	/S/ Brian C. Thorp
Name: Brian C. Thorp
Title: Vice President